Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER 2024

FINANCIAL RESULTS

Overall sales decreased by 11.2% to $14.3 million compared to $16.1 million for the third quarter of 2023

Disposable Protective Apparel segment sales increased by 18.4% to $5.5 million compared to $4.6 million for the prior year period

Building Supply segment sales decreased by 23.2% to $8.8 million compared to a record $11.4 million for the third quarter of 2023

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the third quarter of 2024 were $14.3 million, down 11.2%, compared to $16.1 million for the third quarter of 2023
o	Building Supply segment sales decreased by $2.7 million, or 23.2%, to $8.8 million compared to a record $11.4 million for the three months ended September 30, 2023
o	Disposable Protective Apparel segment sales increased by 18.4% to $5.5 million, compared to $4.6 million for the same period of 2023
●	Net income for the third quarter of 2024 was $862,000, or $0.08 per diluted share, compared to $1.4 million, or $0.12 per diluted share, for the third quarter of 2023
●	Cash and cash equivalents of $18.4 million and working capital of $48.7 million with no debt, as of September 30, 2024

Nogales, Arizona – November 6, 2024 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month periods ended September 30, 2024.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The U.S. housing market continues to face challenges, with housing starts down 4.0% in the third quarter of 2024 compared to the prior year period. During the first six months of 2024, housing starts trailed 2023 by 2.7% while our core building product sales remained nearly flat. In July 2024, housing starts were down 14.3%, leading to our largest customers reducing shipments and adjusting their inventory positions, resulting in decreased sales in the third quarter of 2024. Despite the drop in housing starts in 2024, the percentage decline of sales to those large customers was lower than the percentage decline of housing starts. Presenting an additional challenge in 2024, multi-family housing starts for the first nine months were down 30.5% compared to 2023 and the lowest in ten years. Building Supply segment sales in the third quarter were also being compared to record quarterly sales in the third quarter of 2023.

Management is encouraged for the remainder of 2024, as our robust inventory and plant location in Georgia will allow us to assist in the southeast rebuild after hurricanes Helene and Milton. Since the first storm, we have seen a surge in synthetic roof underlayment orders, which we expect to have a positive effect on the fourth quarter of 2024. We are exploring additional products such as roof and deck flashing. As building codes evolve, we see this as an opportunity to capture additional business, specifically in coastal and high wind markets. We expect growth in the Building Supply segment when uncertainty in the housing market abates and flat to positive new home starts statistics become apparent.”

“Sales of disposable protective garments in the third quarter of 2024 were up by 6.9%, primarily due to increased sales to our regional and national distributors. We expect continued growth for disposable protective garments in the remainder of 2024. Face mask and face shield sales in the third quarter of 2024, which were up 124.3% and 204.5%, respectively, are showing signs of improvement. The market continues to be saturated with face mask and face shield products from the post COVID-19 residual excess inventories at the distributor level, but management is cautiously optimistic that sales of these products will continue to show growth in 2024 and beyond,” added Hoffman.

Net Sales

Three months ended September 30, 2024, compared to three months ended September 30, 2023

Consolidated sales for the three months ended September 30, 2024, decreased to $14.3 million, from $16.1 million for the three months ended September 30, 2023, representing a decrease of $1.8 million, or 11.2%. This decrease consisted of decreased sales in the Building Supply segment of $2.7 million, partially offset by increased sales in the Disposable Protective Apparel segment of $849,000.

Building Supply Segment

Building Supply segment sales for the quarter ended September 30, 2024 decreased by $2.7 million or 23.2%, to $8.8 million, compared to $11.4 million for the three months ended September 30, 2023. The Building Supply segment decrease during the three months ended September 30, 2024, was primarily due a 16.2% decrease in sales of housewrap, a 25.1% decrease in sales of synthetic roof underlayment, and a 27.2% decrease in sales of other woven material, each compared to the same period of 2023.

The sales mix of the Building Supply segment for the three months ended September 30, 2024, was approximately 46% for housewrap, 41% for synthetic roof underlayment and 13% for other woven material. This compared to approximately 43% for housewrap, 43% for synthetic roof underlayment and 14% for other woven material for the three months ended September 30, 2023.

Other woven material sales decreased by 27.2% in the third quarter of 2024 compared to the same period of 2023, due to decreased sales to a customer that was acquired by another company. The Company is pursuing new opportunities for other woven material sales that may improve sales, but management does not expect other woven material sales to be a growth driver in the short term.

Disposable Protective Apparel Segment

Disposable Protective Apparel segment sales for the three months ended September 30, 2024 increased by $849,000, or 18.4%, to $5.5 million, compared to $4.6 million for the same period of 2023. This segment increase was due to a 6.9% increase in sales of disposable protective garments, a 124.3% increase in sales of face masks and a 204.5% increase in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the three months ended September 30, 2024, was approximately 82% for disposable protective garments, 13% for face masks and 5% for face shields. This sales mix is compared to approximately 91% for disposable protective garments, 7% for face masks and 2% for face shields for the three months ended September 30, 2023.

Nine months ended September 30, 2024, compared to nine months ended September 30, 2023

Consolidated sales for the nine months ended September 30, 2024 decreased to $44.0 million from $46.0 million for the nine months ended September 30, 2023, representing a decrease of $1.9 million or 4.2%. This decrease consisted of decreased sales in the Building Supply segment of $3.6 million, partially offset by increased sales in the Disposable Protective Apparel segment of $1.7 million.

Building Supply Segment

Building Supply segment sales for the nine months ended September 30, 2024 decreased by $3.6 million or 11.9%, to $27.0 million, compared to $30.6 million for the same period of 2023. Sales of housewrap decreased by 2.6%, sales of synthetic roof underlayment decreased by 13.2% and sales of other woven material decreased by 29.9% compared to the same period of 2023.

The sales mix of the Building Supply segment for the nine months ended September 30, 2024 was 50% for housewrap, 40% for synthetic roof underlayment and 10% for other woven material. This compared to 46% for housewrap, 42% for synthetic roof underlayment and 12% for other woven material for the nine months ended September 30, 2023.

Disposable Protective Apparel Segment

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2024 increased by $1.7 million, or 11.0%, to $17.0 million, compared to $15.4 million for the same period of 2023. This segment increase was due to a 5.7% increase in sales of disposable protective garments, a 55.3% increase in sales of face masks, and a 63.6% increase in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the nine months ended September 30, 2024 was 86% for disposable protective garments, 10% for face masks and 4% for face shields. This sales mix is compared to 90% for disposable protective garments, 7% for face masks and 3% for face shields for the nine months ended September 30, 2023.

Sales of disposable protective garments for the nine months ended September 30, 2024 increased by 5.7%, for the reasons discussed above in the three months ended September 30, 2024 section. Face mask and face shield sales, although up 55.3% and 63.6% compared to 2023, continue to be affected by excess inventories at the distributor level and in the marketplace.

Gross Profit

Gross profit decreased by $551,000, or 9.1%, to $5.5 million for the three months ended September 30, 2024, from $6.0 million for the three months ended September 30, 2023. The gross profit margin was 38.5% for the three months ended September 30, 2024, compared to 37.6% for the three months ended September 30, 2023.

Gross profit increased by $620,000, or 3.6%, to $17.7 million for the nine months ended September 30, 2024, from $17.1 million for the nine months ended September 30, 2023. The gross profit margin was 40.3% for the nine months ended September 30, 2024, compared to 37.3% for the nine months ended September 30, 2023.

The gross profit margin in 2024 was positively affected by a margin increase in both the Disposable Protective Apparel and Building Supply segments. However, management expects the gross profit margin could be negatively affected by recent significant increases in ocean freight rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $115,000, or 2.6%, to $4.5 million for the three months ended September 30, 2024, from $4.4 million for the three months ended September 30, 2023. As a percentage of net sales, selling, general and administrative expenses increased to 31.6% for the three months ended September 30, 2024, from 27.3% for 2023.

Selling, general and administrative expenses increased by $959,000, or 7.2%, to $14.2 million for the nine months ended September 30, 2024, from $13.3 million for the nine months ended September 30, 2023. As a percentage of net sales, selling, general and administrative expenses increased to 32.3% for the nine months ended September 30, 2024, from 28.9% for the same period of 2023.

Income from Operations

Income from operations decreased by $686,000, or 48.2%, to $737,000 for the three months ended September 30, 2024, compared to $1.4 million for the three months ended September 30, 2023. The decreased income from operations was primarily due to a decrease in gross profit of $551,000 and an increase in selling, general and administrative expenses of $115,000 and an increase in depreciation and amortization expenses of $20,000. Income from operations as a percentage of net sales for the three months ended September 30, 2024, was 5.2%, compared to 8.9% for the same period of 2023.

Income from operations decreased by $386,000, or 12.2%, to $2.8 million for the nine months ended September 30, 2024, compared to $3.2 million for the nine months ended September 30, 2023. The decreased income from operations was primarily due to an in increase in selling, general and administrative expenses of $959,000 and an increase in depreciation and amortization expenses of $47,000, partially offset by an increase in gross profit of $620,000. Income from operations as a percentage of net sales for the nine months ended September 30, 2024, was 6.3%, compared to 6.9% for the same period of 2023.

Other Income

Other income decreased by $40,000 to income of $362,000 for the three months ended September 30, 2024, compared to $402,000 for the same period of 2023. The decrease was primarily due to a decrease in equity in income of unconsolidated affiliate of $83,000, partially offset by an increase in interest income of $13,000 and a gain on sale of assets of $30,000.

Other income increased by $224,000 to income of $1.2 million for the nine months ended September 30, 2024, compared to $941,000 for the same period of 2023. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $43,000, an increase in interest income of $151,000 and a gain on sale of assets of $30,000.

Net Income

Net income for the three months ended September 30, 2024, was $862,000 compared to net income of $1.4 million for the same period of 2023, representing a decrease of $568,000, or 39.7%. The net income decrease between 2024 and 2023 was due to a decrease in income before provision for income taxes of $726,000, partially offset by a decrease in provision for income taxes of $158,000. Net income as a percentage of net sales for the three months ended September 30, 2024, was 6.0%, and net income as a percentage of net sales for the same period of 2023 was 8.9%. Basic and diluted earnings per common share for each of the three months ended September 30, 2024 and 2023, was $0.08 and $0.12, respectively.

Net income for the nine months ended September 30, 2024, was $3.082 million, compared to net income of $3.128 million for the same period of 2023, representing a decrease of $46,000, or 1.5%. The net income decrease between 2024 and 2023 was due to a decrease in income before provision for income taxes of $162,000, partially offset by a decrease in provision for income taxes of $116,000. Net income as a percentage of net sales for the nine months ended September 30, 2024, was 7.0%, and net income as a percentage of net sales for the same period of 2023 was 6.8%. Basic and diluted earnings per common share for each of the nine months ended September 30, 2024 and 2023, was $0.28 and $0.26, respectively.

Balance Sheet

As of September 30, 2024, the Company had cash and cash equivalents of $18.4 million compared to $20.4 million as of December 31, 2023. The decrease in cash from December 31, 2023 was due to cash used in investing activities of $2.3 million and cash used in financing activities of $2.9 million, partially offset by cash provided by operating activities of $3.3 million. Working capital totaled $48.7 million and the Company’s current ratio was 19:1 as of September 30, 2024, compared to a current ratio of 21:1 as of December 31, 2023.

Inventory increased by $946,000, or 4.7%, to $21.1 million as of September 30, 2024, from $20.1 million as of December 31, 2023. The increase was due to an increase in inventory for the Building Supply segment of $2.3 million, or 33.6%, to $9.3 million, partially offset by a decrease in inventory for the Disposable Protective Apparel segment of $1.4 million, or 10.6%, to $11.8 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended September 30, 2024, we repurchased 180,000 shares of common stock at a cost of $1.0 million. As of September 30, 2024, we had repurchased a total of 21.1 million shares of common stock at a cost of approximately $54.1 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of September 30, 2024, we had $1.5 million available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2024	2023(1)
Assets
Current assets:
Cash and cash equivalents	$18,394,000	$20,378,000
Accounts receivable, net	5,626,000	5,503,000
Accounts receivable, related party	645,000	1,042,000
Inventories, net	21,077,000	20,131,000
Prepaid expenses	5,668,000	6,010,000
Total current assets	51,410,000	53,064,000

Property and equipment, net	7,216,000	5,587,000
Goodwill	55,000	55,000
Right-of-use assets	8,939,000	4,810,000
Equity investment in unconsolidated affiliate	5,705,000	5,247,000
Total assets	$73,325,000	$68,763,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$934,000	$802,000
Accrued liabilities	901,000	1,103,000
Lease liabilities	871,000	661,000
Total current liabilities	2,706,000	2,566,000

Lease liabilities, net of current portion	8,113,000	4,187,000
Deferred income tax liabilities, net	442,000	442,000
Total liabilities	11,261,000	7,195,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 10,952,878 and 11,416,212 shares outstanding as of September 30, 2024 and December 31, 2023, respectively	110,000	114,000
Additional paid-in capital	16,442,000	16,339,000
Retained earnings	46,926,000	46,552,000
Accumulated other comprehensive loss	(1,414,000)	(1,437,000)
Total shareholders' equity	62,064,000	61,568,000
Total liabilities and shareholders' equity	$73,325,000	$68,763,000

(1) The condensed consolidated balance sheet as of December 31, 2023, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Net sales	$14,251,000	$16,053,000	$44,023,000	$45,967,000

Cost of goods sold, excluding depreciation and amortization	8,767,000	10,018,000	26,280,000	28,844,000
Gross profit	5,484,000	6,035,000	17,743,000	17,123,000

Operating expenses:
Selling, general and administrative	4,502,000	4,387,000	14,234,000	13,275,000
Depreciation and amortization	245,000	225,000	734,000	687,000
Total operating expenses	4,747,000	4,612,000	14,968,000	13,962,000
Income from operations	737,000	1,423,000	2,775,000	3,161,000

Other income:
Equity in income of unconsolidated affiliate	97,000	180,000	435,000	392,000
Gain on sale of asset	30,000	-	30,000	-
Interest income, net	235,000	222,000	700,000	549,000
Total other income	362,000	402,000	1,165,000	941,000
Income before provision for income taxes	1,099,000	1,825,000	3,940,000	4,102,000

Provision for income taxes	237,000	395,000	858,000	974,000

Net income	$862,000	$1,430,000	$3,082,000	$3,128,000

Basic earnings per common share	$0.08	$0.12	$0.28	$0.26

Diluted earnings per common share	$0.08	$0.12	$0.28	$0.26

Basic weighted average common shares outstanding	11,075,527	11,781,071	11,103,467	11,974,336

Diluted weighted average common shares outstanding	11,173,739	11,781,071	11,194,178	11,974,336

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